Exhibit 99

Contacts:

The Washtenaw Group, Inc. - Howard Nathan – P:800 765-5562

Marcotte Financial Relations - Mike Marcotte – P:248 656-3873

The Washtenaw Group, Inc.
Reports Lower Q1 Mortgage
Origination Volume And Net Loss	For Immediate Release

ANN, ARBOR, Mich., April 23, 2004 — The Washtenaw Group, Inc. (Amex:TWH), the holding company for Washtenaw Mortgage Company, posted lower mortgage originations and a net loss for the first quarter of 2004, Charles C. Huffman, Chairman and CEO, reported today.

Washtenaw Mortgage Company, one of the nation’s leading wholesale mortgage companies, originates, acquires, sells and services mortgage loans. The Company is headquartered in Ann Arbor, Michigan, and conducts business through approximately 2,000 correspondent lenders in approximately 40 states.

The Washtenaw Group, Inc. resulted from the previously announced spin-off of Washtenaw Mortgage Company into a separate, publicly held corporation, from Pelican Financial, Inc. (Amex:PFI). The spin-off was effective at the close of business December 31, 2003. PFI shareholders received one share of TWH for each share held of PFI.

First-quarter results

Mortgage-origination volume for the first quarter of 2004 fell 56% to $395.6 million from $896.9 million for 2003’s first quarter, reflecting the continued industry-wide downturn in mortgage-refinance activity and softness in new mortgages. As a result, first-quarter results swung to a net loss of $3,103,337, or $0.69 per share, from net income of $2,659,024, or $0.60 per share, for the first quarter of 2003. Net interest income was off 75%, reflecting a decrease in the average balance of loans held for sale. Noninterest income was down 59% due to a decrease in gains from the sale of loans and mortgage-servicing rights.

While the Company did a good job of reducing overhead, the Q1-2004 results were hurt by a valuation adjustment to the mortgage-servicing-rights portfolio of $2,902,314, equivalent to $0.65 per share. This adjustment was $1,805,004, equivalent to $0.40 per share, for Q1 2003. The value of these rights declined in 2002, 2003 and the first quarter of 2004, due to declines in mortgage-interest rates.

more

Mr. Huffman said, “We’re hopeful that the spring and summer home buying season will lift new mortgage volume and that homeowners will return to the refinance market because rates are still very attractive even though they are up from recent lows. We are a leader in the development and use of online and automated processing of mortgage applications. This has helped us significantly to reduce costs and speed processing time. We have added about 500 brokers to our syndicate; we now have more than 2,000 active, independent brokers. In addition we have increased our marketshare and mortgage volume from our West Coast region, which now accounts for approximately 20% of total volume.”

Safe Harbor. This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Among these risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, mortgage-interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission, available via EDGAR. The Company assumes no obligation to update forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such forward-looking statements.

(financial statements follow)

THE WASHTENAW GROUP, INC.

Consolidated Balance Sheets

	March 31, 2004	December 31, 2003
ASSETS
Cash and cash equivalents	$100,000	$100,000
Accounts receivable, net	5,319,392	5,340,932
Loans held for sale	93,628,858	97,687,823
Mortgage servicing rights, net	21,591,740	24,614,381
Other real estate owned	893,385	925,839
Premises and equipment, net	1,566,900	1,480,988
Other assets	1,249,342	1,030,653

	$124,349,617	$131,180,616

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Due to bank	17,883,573	11,074,372
Notes payable	40,007,318	33,211,685
Repurchase agreements	32,159,921	43,926,901
GNMA repurchase liability	6,498,614	8,599,700
Other liabilities	8,673,246	12,162,996
Total liabilities	105,222,672	108,975,654

Shareholders’ equity
Preferred stock, $.01 par value 1,000,000 shares authorized; none outstanding	—	—
Common stock, $.01 par value 9,000,000 shares authorized 4,488,351 outstanding at March 31, 2004 and December 31, 2003	44,884	44,884
Additional paid in capital	1,981,252	1,955,932
Retained earnings	17,100,809	20,204,146
Total shareholders’ equity	19,126,945	22,204,962

	$124,349,617	$131,180,616

THE WASHTENAW GROUP, INC.

Consolidated Statements of Income

	Three Months Ended March 31,
	2004	2003

Interest income	$1,208,841	$3,062,016
Interest expense	821,762	1,539,577
Net interest income	387,079	1,522,439

Noninterest income
Servicing income	2,388,877	1,719,956
Gain on sales of mortgage servicing rights and loans, net	2,748,977	11,437,201
Other income	285,544	204,170
Total noninterest income	5,423,398	13,361,327

Noninterest expense
Compensation and employee benefits	3,307,966	5,301,144
Occupancy and equipment	419,348	395,303
Telephone	78,379	129,200
Postage	148,681	184,358
Amortization of mortgage servicing rights	1,953,227	1,183,785
Mortgage servicing rights valuation adjustment	2,902,314	1,805,004
Loss and provision for loss on loan repurchases and other real estate	616,834	917,341
Other noninterest expense	994,833	932,788
Total noninterest expense	10,421,582	10,848,923

Income (loss) before income taxes	(4,611,105)	4,034,843

Income tax expense (benefit)	(1,507,768)	1,375,819

Net income (loss)	$(3,103,337)	$2,659,024

Earnings (loss) per share	$(0.69)	$0.60